Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Bob McCormick

414-362-3868

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES SECOND QUARTER 2014 RESULTS

Record Financial Results Driven by Strong Start to Pre-season Order Period plus Effective Execution;

 Company Increases 2014 Outlook

Highlights:

•                  Quarterly Net Sales increased 60% from Q2 FY’13 to a record $88.2 million

•                  Record earnings per diluted share of $0.64 in second quarter, an increase of $0.38 per diluted share over the comparable quarter in the prior year

•                  Adjusted EBITDA increased 94% from Q2 FY’13 to $27.8 million

•                  Declared $0.2175 per share cash dividend paid on June 30, 2014

•                  Company raises 2014 guidance based on strong First Half 2014 Performance

August 4, 2014 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, today announced financial results for the second quarter ended June 30, 2014.

James L. Janik, Chairman, President, and Chief Executive Officer of the Company, commented, “Record second quarter results reflect the improved market environment, which was driven by higher than average snowfall across core markets this past year, combined with our excellent execution and efficient operational management and continued integration success with the TrynEx business. While excited by our strong performance, we believe that the year over year improvement in results was partially due to a shift in shipment timing towards stronger second quarter pre-season order shipments compared to more evenly distributed timing between the second and third quarters last year. This shift was driven by positive sentiment which encouraged dealers to take advantage of our best pre-season order program terms early in the season. Overall, our solid financial results demonstrate the impact of our ongoing continuous improvement initiatives which allowed us to leverage our improved sales into even greater earnings growth.”

Second Quarter Results

Net sales were $88.2 million in the second quarter of 2014, compared to second quarter 2013 net sales of $55.2 million. This 60% increase in net sales reflects stronger preseason shipments of equipment and service parts compared to the prior year. The Company believes the 60% increase in net sales also reflects a slight shift in the timing of pre-season shipments toward the second quarter versus the third quarter.

- MORE -

Douglas Dynamics’ pre-season sales incentive period is comprised of the second and third quarters combined. In 2013, pre-season sales were relatively evenly distributed between the second and third quarters, compared to an average split of 55/45 over the last decade.  For 2014, the Company anticipates a return to historical trends and expects that shipments for the pre-season order period will be more heavily weighted towards the second quarter versus the third quarter in an approximate 55/45 split.

Net income for the 2014 second quarter was $14.6 million, or $0.64 per diluted share based on weighted average shares of 22.2 million shares, in the second quarter of 2014 compared to net income of $5.9 million, or $0.26 per diluted share based on weighted average shares of 22.1 million shares, in the second quarter of 2013. The effective tax rate for the second quarter of 2014 was 34.9%. The estimated effective tax rate for full year 2014 is expected to be 35.0%.

The Company reported Adjusted EBITDA of $27.8 million in the second quarter of 2014 compared to Adjusted EBITDA of $14.4 million in the second quarter of 2013.

Balance Sheet and Liquidity

During the first six months of 2014, the Company recorded net cash provided by operating activities of $12.3 million compared to net cash used in operating activities of $11.8 million in the same period last year. This increase was driven primarily by the increase in net income and favorable working capital changes.

Inventory was $38.6 million at the end of the second quarter of 2014, a decrease of $3.8 million compared to the second quarter of 2013. The decrease was primarily driven by higher sales volume.

Accounts receivable at the end of the second quarter of 2014 were $51.3 million, an increase of $12.8 million compared to second quarter 2013.

Dividend

As previously reported on June 9, 2014, Douglas Dynamics declared a quarterly cash dividend of $0.2175 per share on the Company’s common stock, which was paid on June 30, 2014 to stockholders of record as of the close of business on June 20, 2014.

Outlook

Based on second quarter results and visibility into current business trends, the Company expects Adjusted EBITDA for fiscal 2014 to be in the range of $60 million to $72 million and net sales to range from $245 million to $275 million.  Earnings per share are expected to range from $1.00 per share to $1.35 per share. It is important to note that the Company’s outlook assumes that the economy will remain stable and that the Company’s core markets will experience average snowfall levels.

Mr. Janik noted, “Our performance for the first half of 2014 exceeded our expectations. While we believe the shift in pre-season orders means the third quarter will not show the same dramatic year over year increases, we are comfortable raising our guidance for the full year. Of course, the fourth quarter will always be impacted by weather, which has fluctuated more than normal the past few years, but we remain encouraged by a continuation of positive market indicators such as inventory levels, light truck sales and positive overall dealer sentiment. We remain committed to driving profitability through continued focus on operational efficiencies and investing in our business to achieve long-term growth.”

Webcast Information

The Company will host an investor conference call on Tuesday, August 5, 2014 at 10:00 a.m. Central Time. The conference call will be available on the Internet through the Investor Relations section of the Company’s website at www.douglasdynamics.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call.

About Douglas Dynamics

Douglas Dynamics is the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, which consists of snowplows and sand and salt spreaders, and related parts and accessories. The Company is also a leading manufacturer of turf and other commercial/industrial grounds control products. The Company sells its products under the WESTERN®, FISHER®, BLIZZARD®, SNOWEX®, TURFEX® and SWEEPEX® brands which are among the most established and recognized in the industry. Additional information is available at www.douglasdynamics.com.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  These non-GAAP measures include:

•                  Adjusted net income;

•                  Adjusted earnings per diluted share; and

•                  Adjusted EBITDA.

These non-GAAP disclosures should not be construed as an alternative to the reported results determined in accordance with GAAP.

Adjusted net income and adjusted earnings per diluted share represent net income and earnings per diluted share, respectively, as determined under GAAP, excluding a loss recognized on impairment of assets held for sale. The Company believes that the presentation of adjusted net income and adjusted earnings per diluted share for the three and six months ended June 30, 2014 and June 30, 2013 allows investors to make meaningful comparisons of the Company’s operating performance between periods and to view its business from the same perspective as its management.  Because the excluded item is not predictable or consistent, management does not consider it when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization, as further adjusted for non-cash purchase accounting adjustments related to the Trynex acquisition, certain charges related to certain unrelated legal fees and consulting fees, impairment on assets held for sale and stock based compensation.  The Company uses, and believes its investors benefit from the presentation of, Adjusted EBITDA in evaluating the Company’s operating performance because adjusted EBITDA provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. In addition, the Company believes that Adjusted EBITDA is useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies, because it allows them to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired. The Company’s management also uses adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to adjusted EBITDA.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the headings “Reconciliation of Net Income to Adjusted Net Income” and “Net Income to Adjusted EBITDA Reconciliation” following the Consolidated Statements of Cash Flows included in this press release.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, product demand, the payment of dividends, future financial performance, strategies, expectations, competitive environment, regulation, and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and timing of such snowfall, a significant decline in economic conditions, our inability to maintain good relationships with our distributors,  lack of available or favorable financing options for our end-users or distributors, increases in the price of steel or other materials necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel, the inability of our suppliers to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products (including the relative split of preseason orders between the second and third quarters), our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against our competitors, our inability to achieve the projected financial performance with the assets of TrynEx, Inc., which we acquired in May 2013, and unexpected costs or liabilities related to the acquisition of the TrynEx assets, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2013. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2014	2013
	(unaudited)	(audited)

Assets
Current assets:
Cash and cash equivalents	$7,071	$19,864
Accounts receivable, net	51,299	42,343
Inventories	38,579	27,977
Refundable income taxes paid	—	2,648
Deferred income taxes	4,169	4,223
Prepaid and other current assets	915	1,317
Total current assets	102,033	98,372

Property, plant, and equipment, net	25,806	24,866
Assets held for sale, net	—	1,085
Goodwill	113,132	113,132
Other intangible assets, net	120,513	123,422
Deferred financing costs, net	1,926	2,216
Other long-term assets	1,837	1,246
Total assets	$365,247	$364,339

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$5,472	$7,709
Accrued expenses and other current liabilities	17,303	14,418
Income taxes payable	4,694	—
Short-term borrowings	—	13,000
Current portion of long-term debt	971	971
Total current liabilities	28,440	36,098

Retiree health benefit obligation	4,820	4,654
Pension obligation	6,310	7,077
Deferred income taxes	47,811	45,046
Deferred compensation	588	658
Long-term debt, less current portion	109,537	110,023
Other long-term liabilities	4,515	5,462

Total shareholders’ equity	163,226	155,321
Total liabilities and shareholders’ equity	$365,247	$364,339

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Month Period Ended		Six Month Period Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
	(unaudited)		(unaudited)

Net sales	$88,225	$55,156	$124,621	$69,297
Cost of sales	53,810	36,278	76,081	46,093
Gross profit	34,415	18,878	48,540	23,204

Selling, general, and administrative expense	8,414	6,097	16,751	12,007
Intangibles amortization	1,454	1,397	2,909	2,695
Loss recognized on assets held for sale	67	—	67	647

Income from operations	24,480	11,384	28,813	7,855

Interest expense, net	(1,998)	(2,077)	(3,970)	(4,060)
Other expense, net	(65)	(46)	(83)	(77)
Income before taxes	22,417	9,261	24,760	3,718

Income tax expense	7,824	3,352	8,592	1,213

Net income	$14,593	$5,909	$16,168	$2,505

Less: Net income attributable to participating securities	221	88	242	34
Net income attributable to common shareholders	$14,372	$5,821	$15,926	$2,471

Weighted average number of common shares outstanding:
Basic	22,174,256	22,038,161	22,138,908	22,004,793
Diluted	22,194,214	22,064,053	22,158,650	22,049,996

Earnings per share:
Basic earnings per common share attributable to common shareholders	$0.65	$0.26	$0.72	$0.11
Earnings per common share assuming dilution attributable to common shareholders	$0.64	$0.26	$0.71	$0.11
Cash dividends declared and paid per share	$0.22	$0.21	$0.44	$0.42

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Six Month Period Ended
	June 30, 2014	June 30, 2013
	(unaudited)

Operating activities
Net income	$16,168	$2,505
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,574	4,149
Amortization of deferred financing costs and debt discount	379	378
Loss recognized on assets held for sale	67	647
Stock-based compensation	1,597	1,459
Provision for losses on accounts receivable	114	98
Deferred income taxes	2,819	1,849
Earnout liability	273	—
Changes in operating assets and liabilities:
Accounts receivable	(9,070)	(12,566)
Inventories	(10,602)	(7,985)
Prepaid and other assets and refundable income taxes paid	2,459	(1,091)
Accounts payable	(2,237)	(2,449)
Accrued expenses and other current liabilities	7,579	583
Deferred compensation	(70)	(156)
Benefit obligations and other long-term liabilities	(1,793)	749
Net cash provided by (used in) operating activities	12,257	(11,830)

Investing activities
Capital expenditures	(2,605)	(1,463)
Proceeds from sale of assets held for sale	1,018	—
Acquisition of Trynex	—	(26,734)
Net cash used in investing activities	(1,587)	(28,197)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	(97)	(160)
Dividends paid	(9,791)	(9,290)
Revolver borrowings, net	(13,000)	28,000
Repayment of long-term debt	(575)	(575)
Net cash provided by (used in) financing activities	(23,463)	17,975
Change in cash and cash equivalents	(12,793)	(22,052)
Cash and cash equivalents at beginning of year	19,864	24,136
Cash and cash equivalents at end of quarter	$7,071	$2,084

Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(in thousands)

	Three month period ended June 30,		Six month period ended June 30,
	2014	2013	2014	2013

Net income	$14,593	$5,909	$16,168	$2,505

Interest expense - net	1,998	2,077	3,970	4,060
Income tax expense	7,824	3,352	8,592	1,213
Depreciation expense	841	737	1,665	1,454
Amortization	1,454	1,397	2,909	2,695
EBITDA	26,710	13,472	33,304	11,927

Stock based compensation	575	524	1,597	1,459
TrynEx purchase accounting (1)	137	—	273	—
Other non-recurring charges (2)	388	374	899	1,220
Adjusted EBITDA	$27,810	$14,370	$36,073	$14,606

(1) - Reflects $137 and $273 in earnout compensation expense  in the three and six months ended June 30, 2014, respectively.

(2) - Reflects expenses of $388 and $374 for one time, unrelated legal and consulting fees for the three months ended June 30, 2014 and June 30, 2013, respectively; expenses of $899 and $573 for one time, unrelated legal and consulting fees for the six months ended June 30, 2014 and June 30, 2013.   Includes write down of asset held for sale of $647 for the six months ended June 30, 2013.

Douglas Dynamics, Inc.

Reconciliation of Net Income to Adjusted Net Income

$ Millions, except share data

	Three month period ended June 30,		Six month period ended June 30,
	2014	2013	2014	2013
Net Income (GAAP)	$14.6	$5.9	$16.2	$2.5
Addback expenses, net of tax at 38.8% for 2013:
- Loss recognized on impairment of assets held for sale	—	—	—	0.4

Adjusted net income (non-GAAP)	$14.6	$5.9	$16.2	$2.9

Weighted average basic common shares outstanding	22,174,256	22,038,161	22,138,908	22,004,793
Weighted average common shares outstanding assuming dilution	22,194,214	22,064,053	22,158,650	22,049,996

Adjusted earnings per common share - basic	$0.65	$0.26	$0.72	$0.13
Adjusted earnings per common share - dilutive	$0.64	$0.26	$0.71	$0.13